Exhibit 10.14

Executive Incentive Compensation Plan

Territorial Savings Bank (“Territorial or the Bank”) has adopted an Executive Incentive Compensation Plan (EICP) to: 1) motivate executive officers upon whose judgment, initiative and efforts Territorial relies to successfully conduct its business; 2) supplement other compensation plans; and 3) assist Territorial in retaining, attracting and rewarding such officers.

Safety and Soundness Considerations

Incentive compensation under this plan will only be paid if, as of the most recent month end, the Bank meets all of the following capital ratios as defined by OTS regulation: 1) a leverage ratio of 5% or greater, 2) Tier 1 (core) risk-based capital of 5% or greater, and 3) total capital to risk-based capital of 10% or greater. Incentive compensation will not be paid if 1) the payments would cause the Bank not to meet the above-referenced capital ratios immediately after such payment, 2) there is an outstanding regulatory order, agreement or directive prohibiting such payment, or 3) such payment would result in a violation of law or regulation. The Compensation Committee may (but is not required to) consider for future payment under this plan any amounts which would have been otherwise payable under this plan if and when the Bank meets the above-referenced requirements.

The Compensation Committee of the Board of Directors also has the authority not to authorize any payments under the EICP if the Compensation Committee or Board believes that payments should not be made regardless of whether other conditions in the EICP have been met.

Eligible Employees

Employees who have the position of Chairman of the Board, President and Chief Executive Officer or any Vice Chairman and Executive Vice President and who are employed by Territorial on November 30 of each year are eligible to participate in the EICP. For participants hired or promoted into a bonus-eligible position after the beginning of the year, the awards will be prorated based on the date the participant started in the bonus-eligible position. Participants must be employed by Territorial at the time awards are paid (after performance results for the plan year are finalized) in order to be eligible for payment. The Compensation Committee may waive this pro-ration formula.

Criteria for Determining Incentive Compensation – Plan Provisions

The EICP will range from 0% to 70% of the executive’s salary. The bonus components are :

Return on Assets (ROA) and Return on Equity (ROE)

An award of up to 35% of the executive’s salary amount is based on ROA and ROE targets each year, equally weighted between these two measurements. There will be a threshold, target and maximum calculation for both the ROA and the ROE. These targets will be reviewed and, if necessary, adjusted by the Compensation Committee or the Board each year, and the Compensation Committee or the Board has the flexibility to change the targets based on changes in the market as well as changes in the business plan of the Bank.

No award will be paid for a criterion if performance on that criterion falls below the threshold goal (e.g., if threshold ROA is 0.90% and actual ROA is 0.80%, no award is paid for ROA).

If actual performance falls between goal levels, the award amount is prorated between the levels. For example, if actual ROA is halfway between target and maximum, the ROA portion of the annual incentive award will be halfway between target and maximum award levels.

When calculating the ROA and ROE, the Compensation Committee shall utilize the financial statements of the Bank as prepared under Generally Accepted Accounting Principles and have the ability to consider and recommend adjusting such financial statements, for the purposes of this plan, for non-recurring items which do not reflect the core results of the Bank, provided; however, any such adjustment must be approved by the Board.

Non-Financial Goals

An award of up to 21% of the salary is based on non-financial goals for each year. This percentage will be allocated by the Compensation Committee if more than one goal is established. For example, the Compensation Committee can establish three goals and weight one goal at 11%, for example for upgrading the S component in the CAMEL rating, and weight the other two goals at 5% each, for example for opening two branches and achieving an Outstanding rating for CRA. If only the interest rate risk goal is met and not the other goals, only 11% of salary is awarded. The Compensation Committee decides whether a goal is met. If a goal is not met, the Compensation Committee will not make an award for that particular goal.

Each goal established by the Compensation Committee is a collective goal for the officers under this plan and not individual officer goals, unless specified by the Compensation Committee.

Long Term Performance

Up to 14% of the executive’s award is based on the long term performance of the Bank. This component is based on the Bank’s ROA rolling average for three years (current plus the prior two years) compared to the Bank’s peer group ROA rolling average for three years. This component has a threshold, target and maximum. The target is the Bank’s peer performance at the 50th percentile; the threshold is 85% of this rolling average and the maximum is 115% of the target. The award will be pro-rated in the same fashion as the annual financial goals.

Award is Separate

The award for each criterion is calculated independently of amounts associated with other criteria. For example, an executive could earn an award based on ROA without earning an award based on ROE, or earn an award for the non-financial goals without earning an award for the long term performance.

Annual Review and Changing Criterion and Exceptions

The Compensation Committee, as approved by the Board, annually reviews and approves all the goals. The Board of Directors may change criterion any time during the year or decide not to consider an extraordinary event that adversely impacted any one of the criterion when making its decision on any award. The Board of Directors may also choose to make an exception to this plan that result in either an increase or decrease in the compensation awarded under this plan.

Changes to this Policy

Any changes to this plan must be approved by the Compensation Committee and the Board of Directors.

The current year’s goals and next year’s goals as well as some examples of award calculations are attached in appendix A.

Appendix A

2007 Goals

	Performance Goals
Criteria	Threshold	Target	Maximum
ROA	0.68%	0.80%	0.92%
ROE	8.5%	10.00%	11.5%

Prorating Example

Assume actual ROA is 0.86% and actual ROE is 9.25%. Actual ROA is exactly halfway between target and maximum goals, and actual ROE is exactly halfway between threshold and target goals. The award for the executive is similarly positioned between target and maximum for ROA and between threshold and target for ROE.

•	ROA Award = 13.125% ((midway between 0.8% target and 0.92% max) x 17.5% weighting) x salary = see below

•	ROE Award = 4.375% ((midway between 8.5% threshold and 10% target) x 17.5% weighting) x salary = see below

•	Total Award for each criterion (Assume executive’s salary is $100,000) = $13,125 is the ROA Award; $4,375 is the ROE Award.

2007 and 2008 ROA and ROE Goals

For 2007, the target ROA goal is 0.80%; the target ROE goal is 10%.

For 2008, the target ROA is the Bank’s peer group ROA at the 50th percentile; the target ROE is the Bank’s peer group ROE at the 50th percentile. By choosing this target, the Bank expects part of its award will be delayed until such time as the peer group ratios are available from Clark Consulting or from some other source and that the peer bank ratios may be substituted for the holding company ratios.

2007 and 2008 Non-financial goals

For 2007, if management implements those steps required to be taken in 2007 under the Bank’s IRR reduction plan, 14% of the executive’s salary may be awarded. If a business checking implementation plan is developed by the end of 2007, an additional 7% will be awarded.

For 2008, if management implements those steps required to be taken in 2008 under the Bank’s IRR reduction plan, 7% of the executive’s salary may be awarded. Another 7% will be awarded if the Bank’s CAMELS Sensitivity rated is upgraded from a 4 to a 3. The other 7% will be awarded if all the steps in the business checking implementation plan scheduled in 2008 are implemented.

Long Term Component

Implementation of this component is as follows:

a.	For the 2007 performance, there is no award;

b.	For the 2008 performance, the award will be based on the Bank’s two year ROA rolling average compared to the two year ROA rolling average of the Bank’s peers at the 50th percentile.

c.	For the 2009 performance and beyond, the plan is on the three year rolling average.